Exhibit 35.3 X:\Structured Finance\Reg AB\@SEC Filings\Annual Exhibits\Word or PDF Versions\To be Converted\35_usba_ca_ubs2012c2

U.S. Bank
Annual Statement of Compliance
UBS-Barclays Commercial Mortgage Trust 2012-C2
VIA: EMAIL
UBS Commercial Mortgage Securitization Corp.
1285 Avenue of the Americas
New York, New York 10019
Attention: Nicholas G. Galeone
Email:
nicholas.galeone@ubs.com
17g5informationprovider@usbank.com
Re:
The Pooling and Servicing Agreement (the "Agreement") dated as of July 1, 2012 among UBS
Commercial Mortgage Securitization Corp., as depositor, Wells Fargo Bank, National
Association, as master servicer, CWCapital Asset Management LLC, as special servicer,
Pentalpha Surveillance LLC, as operating advisor, and U.S. Bank National Association, as trustee, certificate administrator, paying agent and custodian
I, Kimberly O. Jacobs, a Senior Vice President of U.S. Bank National Association, as Certificate
Administrator hereby certify that:
(1) A review of the activities of the Certificate Administrator during the preceding calendar year
(the "Reporting Period") and of the performance of the Certificate Administrator under the Agreement have been made under my supervision; and
(2) To the best of my knowledge, based on such review, the Certificate Administrator has fulfilled its obligations under the Agreement in all material respects throughout such Reporting Period.
Capitalized terms used but not defined herein have the meanings set forth in the Agreement.
Date: March 15, 2016
U.S. Bank National Association, as Certificate Administrator
By: /s/ Kimberly O. Jacobs
Kimberly O. Jacobs
Senior Vice President